Exhibit 4.66

Sales Contract

Contract No.: XS120070301 Signed at: NANJING, CHINA Date: Sep.15, 2007

The Seller: CEEG (Nanjing) PV-TECH Co., Ltd.
Add: NO.123, FoCheng West Road, Jiangning Economic & Technical Development Zone, Nanjing 211000, China
Tel: +86-25-52766649
Fax: +86-25-52766882
contact person: Lynn You
E-mail: yong.you@n-pv.com

The Buyer: ALEO SOLAR AG
Address: Gewerbegebiet Nord D-17291 Prenzlau
Tel: +49 (0) 3984 83 28-200
Fax: +49 (0) 3984 83 28-205
contact person: Hanspeter Haseloff
E-mail: haseloff@aleo-solar.de

Preamble

Both contractual parties operate in the photovoltaic sector, however in different fields of activity. BUYER produces solar modules and solar systems. CEEG operates in the photovoltaic cell (also referred to below as “cells”) manufacturing sector.

The parties are willing to enter into a contract involving the supply in 2008 for a total of at least 30 MW solar cells by CEEG to BUYER .

This Agreement is not intended as a teaming, joint venture or other such arrangement.

Aleo intends to build mostly modules with a measured output of 170 watt and CEEG intends to supply the proper cells accordingly.

The undersigned Seller and Buyer agree to conduct transaction according to the terms and conditions stipulated below:

Goods description:

Description and Specifications	Supply duration	Quantity per Year (MW)	Unit Price €/W	(€) Total Amount FCA NANJING
Monocrystalline silicon solar cell Cell size, pseudo square shape ( 125x125mm )

		1st half of 2008:	EXW Nanjing

Thickness: 235+40µm/-20 215+40µm/-20 2 busbars		10 MW	€ [****]*wp until June 30th 2008	€ [****]*

Average conversion efficiency >= 16.0%	Year 2008

Minimum conversion efficiency 14.5%

All the details on the parameter are shown on the appendix 1, which is also an important part of this contract.		2nd half of 2008: 20 MW	price to be fixed before March 30,2008 target-price is € [****]*/wp	t.b.c.

Total		30 MW		€ EUR

t.b.c.

1.2 Prices are valid EXW NANJING (ICC Incoterms 2000)

1.3. Price

Price is stated in the Paragraph.1. The price is in EUR (€).

1.4 Price fixing and - adjustment

The price for 1st half of year 2008 shall be fixed. Both parties agree to fix the price for the second half of 2008 before March 30th 2008.

1.5 Optional quantity

The quantity of 30MW shall be fixed. An additional quantity of 10 MW shall be added optionally. Negotiations about this additional quantity and for the price of this additional quantity shall be finalized latest until June 1st 2008.

1.6 Duration of the contract:

From January 1st 2008 to Dec 31st 2008.

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

2. Technical Requirement & Quality Standard:

2.1 The cells supplied will be monocrystalline cells with pseudo square shape.

The technical specifications of the cells to be supplied are contained in ANNEX 1 hereafter.

Each cell delivered to the Buyer must be prime product.

Cell power class will be graded per step of 0.25% efficiency point (for example 14.5%,14.75%,15.0%, 15.25%, 15.5%, 15.75%.)

It is expressively agreed between the Parties that the efficiency invoiced to the Buyer will be an average of the cell efficiency measured at the Seller premises. Measurement equipment used by Seller represents industry standard. The average of cell efficiency under this contract should be 16%. The tolerance acceptable should be ±3% of a batch of cells as to the label on the packaging.

2.2 Power losses in module production of 2% referring to the purchased cell power represent industry standard. In case of proved power-losses in the modules higher than 2,5%, the Seller will compensate the losses above 2.5%.

Powerlosses due to early-degradation of the cells measured according to the procedure in Annex 1 of this contract (Product Specification) based on module shall not be higher than 4% referring to the first measurement (flash-data). In case of proved power-losses in the modules due to early degradation the Seller will compensate the losses above 4% as well. Furthermore the Seller and the Buyer agree to continue on a close cooperation to understand the phenomena and to improve the performance of the cells immediately.

2.3 Due to the fact that the Buyer is manufacturing modules with bare hands, the fingerprints or any problem related to this handling will be within the Buyer’s responsibility.

3. Procedure of delivery and payment schedule and conditions:

3.1 Payment schedule and conditions:

For the year 2008 there will be three (maybe four) rates of prepayment. The first two rates will take place as shown in the table. The rate(s) for prepayment(s) for the second half of 2008 will be fixed before March 30th 2008.

3.2 Yearly payment schedule:

Delivery year	Prepayment Ratio	Prepayment amount	Time due for prepayment	Payment for remnant amount
Year 2008	For the first half of 2008: For the second half of 2008:	€ [****]*,- € [****]*,- t.b.c. 20% of the value for the second half of 2008	payable in December 2007 against bank guarantee payable in March 2008 against bank guarantee payable in June 2008 Against bank guarantee.	Invoices for each shipment shall include the deduction of the prepayment, according to the table below.

3.3 bank guarantee:

The seller shall provide the performance bank guarantee which shall be issued by first class Chinese bank and recognized by the buyer. The amount of bank guarantee will only be limited to the amount of the Prepayment. The buyer will fulfill the Prepayment against receiving the bank guarantees for the two rates of Prepayment for the first half of 2008. Having fixed the number and amount of prepayments for the second half of 2008, the buyer will fulfill the Prepayment against receiving the bank guarantees accordingly.

3.4 Invoices for each shipment shall include the deduction of the prepayment according to the following table.

Month	Prepayment Mio €	Value of Shipment according to delivery schedule in Mio €	Value of shipment including price deduction in Mio €	50% of invoice in Mio € (first rate)
(December 2007)	[****]*
January		[****]*	[****]*	[****]*
February		[****]*	[****]*	[****]*
March	[****]*	[****]*	[****]*	[****]*
April		[****]*	[****]*	[****]*
May		[****]*	[****]*	[****]*
June		[****]*	[****]*	[****]*

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

3.5 The Seller’s Bank Information

Bank Name: CHINA CITIC BANK NANJING BRANCH

Bank Address: 348 Zhongshan Road, 210008, Nanjing, P.R.China

BENEFICIARY: CEEG (NANJING) PV-TECH CO., LTD

Account No.:077075182100000156

Swift code: CIBKCNBJ210

3.6 If the Buyer will cancel the contract without due cause according to § 8 and the written agreement between the two parties, the prepayment will not be refunded

In case of an early termination of the contract agreed by both parties, CEEG will refund the prepayment according to the undelivered quantity of cells.

3.7 Yearly payment schedule

Seller will send over note of shipment notifying the Buyer the cells are ready to go. The Buyer’s forwarder will pick up the cells within ten (10) days of shipment. The Buyer’s forwarder will confirm the pick-up to the Buyer. Payment for first 50% of each shipment’s balance will be transferred latest one day after day of pick up. The remnant 50% will effected within 15 days after the pick up date.

4. Delivery deadline and delivery conditions:

4.1 The seller shall provide the packing service and bear the packing cost for the delivered cells.

The cells shall be packed as per the best industry practice that is suitable for long distance air transport. 4-12 cantons per package. And each package is equipped with one shock detector.

4.2 Delivery of cells shall be confirmed either by Seller or Buyer, and the carrier should be internationally recognized. Freight forwarder shall be nominated by the Buyer.

4.3 Loading and Shipment

4.3.1 Place of loading: Nanjing, China

4.3.2 Port of destination: Airfreight Berlin/Germany

4.3.3 Time of shipment:

4.4 Delivery schedule: From Jan 2008 to Dec 31st 2008.

Delivery Schedule	Delivery Quantity (MW/month)
January 2008	1,6	(+ 0,83)
February 2008	1,6	(+ 0,83)
March 2008	1,6	(+ 0,83)
April 2008	1,6	(+ 0,83)
May 2008	1,8	(+ 0,83)
June 2008	1,8	(+ 0,83)
July 2008	3,33	(+ 0,83)
August 2008	3,33	(+ 0,83)
September 2008	3,33	(+ 0,83)
October 2008	3,34	(+ 0,83)
November 2008	3,34	(+ 0,83)
December 2008	3,33	(+ 0,83)

4.5 Delay

In case of delay of delivery Seller shall match up with the outstanding quantities within 15 working days (note of shipment).

4.6 Default

In the event that Seller falls into default with the delivery of any part of the supply quantities as stipulated in this agreement, (even after the delay period of 15 working days Seller is still not able to match up with the outstanding quantities), Buyer has the right to demand a penalty of 0.5% per week up to a maximum of 2% of the purchase price for the supply quantity in default. The penalty shall be paid within 30 days of incurrence. This penalty shall be exclusive remedy for damages by Buyer because of the default.

5. Breakage

5.1 Transport breakage

Up to 0.5% cell breakage in the packaging, based on monthly deliveries, is permissible.

The Seller shall replace any further broken cells in the packaging, assuming correct transport and handling, on re-delivery of the broken cells, in accordance with the stipulations of this contract. The Seller shall bear the consequential costs, as far as they are necessary.

If the breakage is caused by carrier’s improper handling or any factor that the Seller cannot control, it should not apply.

5.2 Breakage During Lamination Process

During the lamination process of the solar cells, while the operation is in accordance with the general industry standard, it may be in the event of finding the breakage, the responsibility for breakage-rates are as follows:

•	Aleo will be responsible for the first 1.5% of the breakage

•	CEEG will be responsible for the second 1.5% of the breakage

•	In case the breakage will reach 3% aleo will stop production immediately and consult with CEEG.

Complaint reports will be provided by aleo in a monthly frequency.

The Seller shall replace broken cells in the Seller’s responsibility. The Seller shall bear the consequential costs, as far as they are necessary.

6. Force-majeure:

Neither of the contractual Parties shall be liable for partial or complete non-fulfillment of their obligations (excluding payment obligations not directly and adversely affected by the force Majuro event) under this CONTRACT as a result of force-Majuro, particularly natural disasters, war, unrest, suspension or interruption of operations due to extreme factors, change of policy on export drawback in exporting country and other events outside the control of the Parties. In such events, the Parties shall contact each other without delay with appropriate documentary evidence within fifteen (15) days of the occurrence of the event and discuss the measures to be taken. After receipt of the information, the obligations of the Parties shall be suspended. Nevertheless, the Parties undertake to re-enable the Contract’s fulfillment by all technical and economically reasonable means. If the force-Majuro should continue beyond sixty (60) days, either party shall have the right to terminate this Contract by written notice.

7. Quality/Quantity discrepancy:

7.1 Any discrepancy of the quality should be given out within forty (40) working days after the arrival of the goods, and any discrepancy of quantity of goods should be given out within fifteen (15) days after the arrival of goods if the buyer claimed for compensation.

7.2 The Buyer shall examine Cells within a short period after arrival and anyway as soon as practicable under the circumstances on the final delivery site to find out defects and lack of performances with respect to the applicable technical specifications. Buyer shall give prompt written Test Report to the Seller of defects and lack of conformity of the Cells, at the latest within forty (40) working days from the date of arrival at the Buyer’s premises. The test-report shall be accepted by the Seller as well.

The Buyer shall return the Cells with defects to the Seller. Freight, transportation and all other relevant necessary costs shall be borne by the Seller.

8. Termination

8.1 Neither party could cancel the contract without the other party’s agreement after this contract entered into force. Each party should bear the whole loss of the other party if one party cancels the contract without the other party’s agreement.

8.2 This Agreement only could be terminated in the event of:

(i) The Seller's failure to comply with its obligations of supply under this Agreement, always provided that the Seller fails to remedy the default or the breach within a period of 15 days after being required to do so by the Buyer

(ii) The Buyer's failure to comply with its obligations of payment under this Agreement, always provided that the Buyer fails to remedy the default or the breach within a period of 15 days after receiving written notice from the Seller

(iii) The other Party becomes insolvent or a petition for bankruptcy or for a corporate reorganization or any similar relief is filed in respect of the other Party, or liquidation proceeding is commenced by or against the other Party.

8.3 In case of termination of the contract for good cause, the Seller shall repay the part of prepayment amount which is not deducted and/or for which the goods is not delivered, to the Buyer within 15 working days from date of notification of the termination for good cause.

BUYER shall fulfill Its obligation of payment according to the deliveried cells, within 15 working days from date of notification of the termination

9. Intention for long-term cooperation

Even though this is a one-year contract both parties agree on setting up a long-term business relationship. Detailed negotiations about the contract of year 2009 shall start latest in June 2008.

10. Confidentiality

Both Parties agree to maintain confidentiality concerning the details of the present Contract. The Parties shall make provisions that employees and third Parties entrusted with implementing the contract are bound to this obligation of secrecy. This also applies to the presentation of this contract for legal examinations or audits by legal consultants and tax advisors, investors and banks.

11. Arbitration

11.1 This Contract is subject to the United Nations Convention on Contracts for the International Sale of Goods (CISG) and ICC Incoterms 2000

11.2 In case no settlement can be reached through negotiations, the case then will be submitted for arbitration to China International Economic & Trade Arbitration Commission (CIETAC), Shanghai Commission, in accordance with the “Provisional Rules of Procedure of China International Economic & Trade Arbitration Commission”.

12. Final Provisions

12.1 This agreement cancels all previous agreement, oral or written, between the Parties. No agreements shall be made outside of this contract. Alterations and additions shall be made in writing. This also applies to eliminating this stipulation on written form.

12.2 Should any stipulation of this contract be or become invalid, this shall not affect the validity of the remaining stipulations. The Parties undertake to replace the invalid stipulation with another, which is as close as possible in its economic effects to the stipulation to be replaced. This also applies to filling gaps in the contract.

12.3 Notification in accordance with this agreement, whatever its purpose, must be by recorded delivery letter (registered mail) to the address mentioned on the top of the present agreement, except if more simple terms of notification are agreed by the parties.

12.4 This Contract is executed in two counterparts each in Chinese and English, the English language shall prevail and has priority on the interpretation of corresponding stipulations.

This Contract is in four copies and will become effective since being signed/sealed by the parties concerned.

The Seller:		The Buyer:	aleo solar AG	T +49(0)3984 83 28-0
			Gewerbegebiet Nord	F +49(0)3984 83 28-115
			D-17291 Prenzlau	www.aleo-solar.de

Signature/Seal:	CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)
Signature/Seal: /s/

date: Sep 30, 2007		date: Oct 04, 2007

Supplementary Contract

Contract No.: XS120070391

Sellers:

CEEG (Nanjing) PV-Tech Co., Ltd.

No. 123 Focheng West Road, Jiangning Development Zone,

211100 Nanjing, China

Buyers:

Aleo Solar AG

Gewerbegebiet Nord D-17291, Prenzlau

Germany

Two parties agree upon the following details.

1)	CEEG (Nanjing) PV-Tech co., Ltd. should provide Aleo Solar AG with:

Description and Specifications	Supply duration	Quantity per Year (MW)	Unit Price €/W	Total Amount FCA NANJING
Monocrystalline silicon solar cell Cell size, pseudo square shape (125×125mm)			EXW Nanjing	€[****]*- SAY: [****]*.

Thickness: 235+40ìm/-20 215+40ìm/-20 2 busbars		1st half of 2008: 8 MW	€[****]*/wp until June 30th 2008	t.b.c
Average conversion efficiency >=16.0% Minimum conversion efficiency 14.5%	Year 2008	2nd half of 2008: 15 MW	price to be fixed before March 30, 2008 target-price is €[****]*/wp
All the details on the parameter are shown on the appendix 1, which is also an important part of this contract.
SE Selective emitter Monocrystalline silicon solar cell Cell size, pseudo square shape (125×125mm) Thickness: 235+40ìm/-20 215+40ìm/-20 2 busbars	Year 2008	1st half of 2008: 2 MW 2nd half of 2008: 5 MW	EXW Nanjing €[****]*/wp until June 30th 2008 price to be fixed before March 30, 2008	€[****]*- SAY: [****]*
Minimum conversion efficiency 17.00%
Total		30 MW		€ EUR t.b.c.

Instead of the corresponding terms in Contract (No.: XS120070301) in 2007.

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

2) Price and Delivery schedule:

Delivery period 2008	Standard Mono125 (Ave. 16%, min. 14.5%)		SE. Cells (Ave. 17.5%, min. -17%)
	Quantity (MW)	Price (EUR) EXW Nanjing	Quantity (MW)	Price (EUR) EXW Nanjing
January	1.2MW	€[****]*/w	0.3MW	€[****]*/w
February	1.2MW		0.3MW
March	1.2MW		0.3MW
April	1.4MW		0.3MW
May	1.5MW		0.4MW
June	1.5MW		0.4MW
July	2.5MW	To be confirmed	0.5MW	To be confirmed
August	2.5MW		0.5MW
September	2.5MW		1.0MW
October	2.5MW		1.0MW
November	2.5MW		1.0MW
December	2.5MW		1.0MW
Total	23MW		7.0MW

3) Payment Terms

3.1 Yearly Prepayment Schedule

Delivery year	Prepayment Ratio	Prepayment amount	Time due for prepayment	Payment for remnant amount
2008	For the first half of 2008:	€[****]*	payable on Jan 25 2008 Against bank guarantee	Invoices for each shipment shall include the deduction of the prepayment, according to the table below.
		€[****]*,-	payable in March 2008 against bank guarantee
	For the second half of 2008:	t.b.c. 30% of the value for the second half of 2008	payable in June 2008 Against bank guarantee

3.2 Invoices for each shipment shall include the deduction of the prepayment according to the following table:

Month	Prepayment €	Value of Shipment according to delivery schedule in Mio €	Value of shipment excluding prepayment in Mio €	50% of invoice in Mio € (first rate)
January	[****]*	[****]*	[****]*	[****]*
February		[****]*	[****]*	[****]*
March	[****]*	[****]*	[****]*	[****]*
April		[****]*	[****]*	[****]*
May		[****]*	[****]*	[****]*
June		[****]*	[****]*	[****]*

This Agreement is in 2 copies and will become effective since being signed/sealed by the parties concerned.

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Aleo Solar AG	CEEG (Nanjing) PV-Tech Co., Ltd.
Gewerbegebiet Nord D-17291, Prenzlau	No. 123 Focheng West Road,
Germany	Jiangning Development Zone,
211100 Nanjing, China

The Buyer:	The Seller:

Signature/Seal:/s/	Signature/Seal: (Seal)